UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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XAI Floating Rate & Alternative Income Trust
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Ignites

Shareholder Switches Sides in Proxy Fight After Board OKs Liquidity Plan

(https://www.ignites.com/c/5215404/744764?)

By Alyson Velati

July 28, 2026

The XAI Floating Rate & Alternative Income Trust’s board approved a liquidity plan that includes an initial tender offer and two subsequent tender offers if liquidity is needed.

The board for XA Investments' XAI Floating Rate & Alternative Income Trust has approved a liquidity plan that creates a series of liquidity opportunities for shareholders, winning over a large shareholder in a contentious proxy fight between the board and Octagon Credit Investors, a former subadvisor of the fund.

Over the past few months, Octagon Credit Investors and XAI Floating Rate & Alternative Income Trust have been entangled in a proxy fight after the fund's board voted on May 14 to terminate Octagon as its subadvisor and replace it with Rockford Tower Asset Management, a King Street Capital Management affiliate. A special meeting will be held on July 30, when shareholders will vote on whether to approve the new subadvisory agreement with Rockford.

The liquidity plan includes an initial tender offer and two subsequent tender offers as contingencies.

"The liquidity plan doesn't really impact the proposal of the proxy, but it's a benefit to shareholders if they approve the King Street [subadvisory] agreement," Ben McCulloch, managing director and general counsel at XA, said. "Essentially, the initial tender offer and the additional tender offers are contingent upon shareholders' approving the proposal."

As a result of the approved liquidity plan, the fund has entered into an agreement with Bulldog Investors, one of the fund's largest shareholders, in which Bulldog will vote in favor of the proposed subadvisory agreement, XA announced on Monday.

Bulldog earlier this month had publicly announced it would vote against the proposed subadvisory agreement due to a loss of confidence in the fund's board over a separate and earlier decision that canceled the scheduled return of capital to investors by 2029.

"After extensive discussions with representatives of the Fund, we are pleased to have reached an agreement that will include one or more opportunities for shareholders to monetize at least a portion of their shares at a price close to NAV," Bulldog stated in a release Monday.

Octagon is accusing XA of trying to replace the subadvisor with an "inexperienced investment manager that is willing to work for discounted fees" so that XA can keep more of the fund's management fee, Gretchen Lam, Octagon's chief executive officer, said in a release on Tuesday.

"Now, recognizing that shareholders were unlikely to approve its ill-conceived plan, the Board is attempting to pressure shareholders to support the appointment of an unproven sub-adviser by dangling a series of small, contingent tender offers (which would primarily benefit selling shareholders) as vote bait," Lam noted.

Last week, Institutional Shareholder Services and Glass Lewis recommended that shareholders approve the XAI Floating Rate & Alternative Income Trust's (XFLT) proposed subadvisory agreement.

"XA Investments has been actively listening to XFLT shareholders feedback over the past several weeks," Kim Flynn, president of XA Investments, wrote in an email. "With the subadviser transition to King Street, we were focused primarily on improving XFLT NAV performance."

The initial tender offer in the liquidity plan would provide for the repurchase of up to 12.5% of the fund's then outstanding common shares of beneficial interest, par value $0.01 per share at a price per share equal to 98% of NAV on the expiration date of the tender offer, according to the announcement.

That will start approximately 45 days following shareholder approval of the King Street subadvisory agreement, the press release noted.

The first contingent tender offer would provide for the repurchase of up to 7.5% of the Fund's outstanding common shares, and the second tender offer would provide for the repurchase of up to 5%, according to the announcement.

The fund has dropped from $48.90 at inception to $22.30 as of March 31, a decline of about 54%, ISS' report from last week noted, which the board estimates represents roughly $406.7 million in current share equivalent NAV destruction.